EXHIBIT 10.1

REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement is dated effective as of December 1, 2006, between CHATSWORTH DATA CORPORATION, a California corporation ("Borrower"), and BANK OF OKLAHOMA, N.A., a national banking association ("Bank").

RECITALS

A.  Bank hereby establishes a $3,000,000 revolving line of credit in favor of Borrower, pursuant to the terms and conditions set forth below.

AGREEMENT

For valuable consideration received, it is agreed as follows:

1. DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa).

1.1. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied.

1.2. "Affiliate means any Person: (i) which directly or indirectly controls, or is controlled by, or is under common control with, Borrower; (ii) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of either Borrower; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by either Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.3. "Agreement" means this Revolving Credit Agreement, as amended, supplemented, or modified from time to time.

1.4 "AML" means Adera Mines Limited, a Nevada corporation.

1.5 "AML Authority Documents" shall mean the following (i) a Certificate of Good Standing from AML's state of incorporation and such other states in which AML does business and is required to domesticate or otherwise register; (ii) a copy of AML's articles of incorporation; (iii) a copy of AML's bylaws; and (iv) a Secretary Certificate, in form and content as set forth on Schedule "1.5" hereto, authorizing AML to execute the Guaranty.

1.6. "Borrowing Base” means, at any date of determination thereof, the sum of eighty-five percent (85%) of Borrower's Qualified Receivables at such date, plus sixty percent (60%) of Borrower's Qualified Inventory at such date, as determined by Bank based upon the most recent information relating thereto provided to Bank; provided, that advances based upon Qualified Inventory shall not exceed fifty percent (50%) of the Borrowing Base.

1.7. "Borrowing Base Certificate" means each certificate from Borrower to Bank relating to the Borrowing Base, substantially in the form of Schedule "1.7" hereto.

1.8. "Borrower’s Authority Documents" shall mean the following: (i) a Certificate of Good Standing from Borrower’s state of incorporation and such other states in which Borrower does business and is required to domesticate or otherwise register; (ii) a copy of Borrower’s Articles of Incorporation; (iii) a copy of Borrower’s bylaws; and (iv) a certificate of the secretary of Borrower, in form and content set forth on Schedule “1.8” hereto, certifying authority for Borrower to enter into the Loan.

1.9. "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Oklahoma are authorized or required to close under the laws of the State of Oklahoma.

1.10. "Certificate of Good Standing" means a Certificate of Good Standing issued by the Secretary of State of incorporation and such other states in which business is conducted and where it is required to domesticate or otherwise register, indicating good standing with the laws of such state(s).

1.11. (Intentionally Omitted)

1.12. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

1.13. "Commitment" means the Bank's obligation to make loans to the Borrower or advances under any Standby Letters of Credit pursuant to this Agreement.

1.14. “Commitment Fee” means a fee in the amount of $5,000, payable by Borrower to Lender at closing.

1.15. “Compliance Certificate” means a quarterly compliance certificate from the Borrower with respect to the terms and conditions of this Agreement, in form and content as set forth on Schedule "1.15" hereto.

1.16. "Debt" means, including but not limited to: (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations); (iv) obligations under letters of credit; (v) obligations under acceptance facilities; (vi) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (vii) obligations secured by any Liens, whether or not the obligations have been assumed.

1.17. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

1.18. "GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.

1.19. “Guarantor” means AML.

1.20. “Guaranty Agreement” means the Guaranty Agreement executed by the Guarantor, in form and content as set forth on Schedule "1.20" hereto.

1.21. "Initial Default" means any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

1.22. "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.)

1.23. "Loan" means, separately and collectively, advances under the $3,000,000 Revolving Line.

1.24. "Loan Documents" means this Agreement, the Note, the Security Agreement, the UCC-1 Financing Statement and all other instruments, documents or agreements required under this Agreement.

1.25. "Matured Default" means any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

1.26. "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA.

1.27. (Intentionally Omitted)

1.28. "Obligations" means the Obligations defined in Section 3.

1.29. "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

1.30. "Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

1.31. "Principal Office" means the Bank's main office located at Seven East Second Street, One Williams Center, Tulsa, Oklahoma, 74172.

1.32. "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

1.33. "Qualified Inventory" means the value (i.e., the lower of Borrower's direct cost of acquiring the goods or the current wholesale market value of the goods) of Borrower's inventory which, in Bank's determination: (i) is readily marketable (i.e., finished goods and raw materials [e.g., bulk resin] constituting readily marketable commodity goods); (ii) is not perishable or subject to rapid physical deterioration over time; (iii) is not subject to high seasonability or subject to decline in value due to a change in style or change in design forced by competitive products; and (iv) is not work in process.

1.34. "Qualified Receivables" means and includes only accounts receivable of Borrower which meet the following specifications at the time they came into existence and continue to meet the same until collected in full.

1.34.1. The account is owned by and payable to the Borrower and represents a sum of money (exclusive of interest, late charges or carrying charges) unconditionally due and owing from the due date from an account debtor for services rendered or goods sold by Borrower to the account debtor pursuant to a specific project contract, on a written job order basis; the final payment date under the applicable invoice is less than one hundred twenty (120) days from the applicable invoice date; and no payment under the applicable invoice is more than sixty (60) days past due.

1.34.2. The account arose from a bona fide outright sale of goods previously made or from the performance of services, but not from leasing, and Borrower has possession of or has delivered to Bank shipping and delivery receipts evidencing shipment of the goods or, if representing services, the services have been fully performed for the respective account debtor. Progress billings and retainages are ineligible.

1.34.3. The account is not subject to any assignment, claim, lien or security interest of any character or subject to any attachment, levy, garnishment or other judicial process, except the security interest of Bank.

1.34.4. The account is not subject to any claim for credit, setoff, allowance, adjustment by the account debtor or counterclaim.

1.34.5. The account arose in the ordinary course of Borrower's business and no notice of the bankruptcy, insolvency or adverse change in the financial condition of the account debtor has been received by Borrower or Bank.

1.34.6. The account debtor has not returned any of the goods from the sale of which the account arose, nor has any partial payment been made thereon.

1.34.7. Bank has not previously notified Borrower that the account or the account debtor is or has become unsatisfactory, based upon reasonable credit standards.

1.34.8. The account is not evidenced by a judgment, an instrument or chattel paper.

1.34.9. The account debtor is not a governmental entity or a foreign (i.e., residing or incorporated in or organized under a jurisdiction outside the United States) person or company and is not a parent, subsidiary, officer, employee, director, agent or Affiliate of any Borrower, and the account debtor and any Borrower do not have common shareholders, officers or directors; provided that Bank specifically excludes any Bank Approved Account Debtor (defined below) from this subsection.

1.34.10. All receivables of one account debtor shall become ineligible if more than 5% (20% as to Bank Approved Account Debtors) of such receivables are over ninety (90) days past due from the invoice due date or over two contractual payments are past due.

1.34.11. The account debtor cannot exceed 10% (or 20% as to a Bank Approved Account Debtor) of the total accounts receivable, and any amounts over 10% (or 20% as to a Bank Approved Account Debtor) will be excluded from the Borrowing Base unless specifically waived in writing in each instance by Bank in its sole discretion.

1.34.12. The "Bank Approved Account Debtors" are _____________________________.

1.35. "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

1.36. "Security Agreement" means the Security Agreement and other Collateral documents described in Section 3.

1.37. "Standby Letter of Credit" or "Letter of Credit" or “Facility LC” means any standby letter of credit issued pursuant to Section 2.1, for which, when issued, a Standby Letter of Credit Fee shall be paid.

1.38. "Standby Letter of Credit Fee" means a fee equal to 2.00% of the face amount of any Standby Letter of Credit issued or renewed after the date hereof.

1.39. "Termination Date" means November 30, 2007.

1.40. "$3,000,000 Line Note or "Note" shall mean the $3,000,000 Promissory Note in form and content as set forth on Schedule "1.40" attached hereto.

1.41. "UCC" shall mean the Uniform Commercial Code of the State of Oklahoma.

1.42. "UCC-1 Search" means a UCC Information and/or Copy Request as to Borrower from the appropriate office in California, and from any other office deemed necessary or advisable by Bank, which searches must evidence no conflicting security interests, except the Permitted Liens.

1.43. "UCC-1 Financing Statement" means a financing statement in form and content acceptable to Lender, which will be filed with the appropriate filing office and shall evidence perfection of a first and prior security interest in the Collateral in favor of Lender.

2. AMOUNT AND TERMS OF THE LOANS.

2.1. $3,000,000 Revolving Line. Subject to the terms and conditions of this Agreement, and so long as no Initial Default or Matured Default has occurred, Bank agrees to loan to Borrower (and/or issue Standby Letters of Credit subject to Section 2.6) such amounts up to $3,000,000 as Borrower may request from time to time on or before the Termination Date, provided that the aggregate outstanding principal amount of advances and Standby Letters of Credit at any time outstanding shall not exceed the lesser of (a) $3,000,000, or (b) the Borrowing Base. Such Borrowing Base shall be computed on a monthly basis, and Borrower agrees to provide Bank at closing and on the 10th day of each month with regard to the immediately preceding monthly period with all information requested in connection therewith, including without limitation a Borrowing Base Certificate. In the event outstanding advances with respect to Qualified Receivables or Qualified Inventory fail to comply with such formula, by reason of any accounts receivable or inventory ceasing to be so qualified, for whatever reason, then Borrower shall immediately notify Bank of such situation and shall, within five (5) Business Days of the imbalance, either (i) reduce the amount of the outstanding balances to bring such amounts within the formulas prescribed, or (ii) provide additional Qualified Receivable or Qualified Inventory, without any additional advance being made by Bank with respect thereto, necessary to comply with the formulas required herein. Within the limits set forth in this Section 2.1, Borrower may borrow, repay and reborrow at any one time and from time to time. Notwithstanding the foregoing, in the event AML fails to comply with the Fixed Charge Coverage Ratio in Section 8.2., Bank may reserve from the Line (“Line Adjustment”) an amount necessary to cause, to the extent unused availability under the Line exists, compliance to occur, as determined by Bank in its sole discretion, which shall be adjusted further based upon the next quarterly calculations of the Fixed Charge Coverage Ratio. The Bank reserves the right to conduct a field audit of all accounts receivable and inventory prior to any advance, at Borrower’s cost and expense. Additionally, accounts receivable shall be collected through a lock box arrangement established with Bank, and Borrower agrees to execute Bank’s customary agreements in connection therewith and to pay Bank its customary fees relating thereto.

2.2. Notice and Manner of Borrowing. The Borrower shall give the Bank written notice of any Loans under this Agreement, specifying the date and amount thereof. Such notice shall be in writing, via telefax or via telephone (with voice verification by the appropriate officer), no later than 12:00 noon (Tulsa time) on the date of such Loan and upon fulfillment of the applicable conditions, the Bank will make such Loan available to the Borrower in immediately available funds by crediting the amount thereof to Borrower's operating account with Bank.

2.3. Letters of Credit.

2.3.1. Issuance. The Bank hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, the aggregate amount of the outstanding Facility LC and advances shall not exceed the aggregate outstanding credit exposure under Section 2.1. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Termination Date and (y) one year after its issuance, provided that letter of credit with a one (1) year expiration date may include renewals for additional one year periods, so long as it does not extend beyond (x).

2.3.2 LC Fees. The Borrower shall pay to the Bank, with respect to each Facility LC, a Standby Letter of Credit Fee. The Borrower shall also pay to Bank documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time.

2.3.3 Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse Bank on demand for any amounts to be paid by Bank upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind.

2.3.4 Obligations Absolute. The Borrower's obligations under this Section 2.3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against Bank. The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by Bank under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the Bank under any liability to the Borrower.

2.3.5 Indemnification. The Borrower hereby agrees to indemnify and hold harmless Bank, and its directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which Bank may incur (or which may be claimed against Bank by any person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC.

3. SECURITY. As security for any and all indebtedness, obligations or liabilities of every kind and description of Borrower to Bank, including, without limitation, all advances and Loans evidenced by the Notes, and any other advances or loans made pursuant to this Agreement or any other instrument, document, agreement executed and/or delivered by Borrower to Bank in connection herewith, including any extensions, renewals or changes in form of any of the Notes, and any other obligations or liabilities now existing or hereafter arising, direct or indirect, absolute or contingent, joint and/or several, howsoever created or obtained (separately and collectively, the "Obligations"), Borrower grants to Bank the following liens and security interests and also agrees as follows:

3.1. A first and prior security interest in all accounts and inventory of Borrower, whether now owned or hereafter acquired, howsoever arising or wheresoever located, all as evidenced by the Security Agreement set forth on Schedule "3.1" attached hereto.

3.2. All proceeds and products of the foregoing.

3.3. Borrower also agrees to execute and deliver all financing statements or other instruments, documents or agreements required by Bank in order to effectuate the intent of the parties in connection herewith, including without limitation documents necessary for proper perfection as deemed necessary and/or advisable by Bank and legal counsel.

4. CONDITIONS PRECEDENT.

4.1. Closing. The closing shall occur when all conditions described in this Section 4.1 have been satisfied.

4.1.1. Borrower shall execute and /or deliver to Bank the following:

A.  This Agreement;

B.  Borrower’s Authority Documents;

C.  $3,000,000 Line Note;

D.  Security Agreement;

E.  Guaranty Agreement;

F.  Guarantor Authority Documents;

G.  UCC-1 Search;

H.  Financing Statement;

I.  $5,000 fee;

J.  completion of all schedules to this Agreement;

K.  Any other instruments, documents or agreements reasonably requested by Bank in connection herewith.

4.1.2. The following statements shall be true and correct.

A. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct; and

B. No Initial Default or Matured Default has occurred and is continuing or will occur as a result of the execution, delivery and/or performance by Borrower under any of the Loan Documents.

4.1.3. The Bank shall have received such other approvals, opinions, instruments, documents and/or agreements which it may reasonably request.

5. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank that:

5.1. Organization, Good Standing, and Due Qualification. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State in which it was organized; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified as a foreign entity and in good standing under the laws of each other jurisdiction in which such qualification is required.

5.2. Power and Authority. The execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary action and do not and will not (1) require any consent or approval of the shareholders which has not been given; (2) contravene Borrower's articles and bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower other than in favor of Bank; or (6) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

5.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan documents when delivered under this Agreement will be, legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

5.4. Financial Statements. The consolidated balance sheet of AML as of July 31, 2006 and the related statements of income and retained earnings of AML for the twelve (12) months then ended, are complete and correct and fairly present the financial condition of AML at such dates and the results of the operations of Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements), and since July 31, 2006 there has been no material adverse change in the condition (financial or otherwise), business or operations of AML. There are no liabilities of AML, fixed or contingent, which are material but not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since July 31, 2006. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

5.5. Labor Disputes and Acts of God. Neither the business nor the properties of Borrower is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), materially adversely affecting such business or the operation of Borrower.

5.6. Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction, which could have a material adverse effect on the business, properties, assets, operations, or condition, financial or otherwise, of Borrower or the ability of Borrower to carry out its obligations under the Loan Documents. Borrower is not in material default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

5.7. Litigation. There is no pending or threatened action or proceeding against or affecting Borrower before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of Borrower or the ability of Borrower to perform its obligations under the Loan Documents.

5.8. ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA.

5.9. Operation of Business. Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

5.10. Taxes. Borrower has filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

5.11. Debt. Schedule "5.11" is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, capital leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the debt in question, which are outstanding and which can be outstanding, are correctly stated, and all liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule. With regard to any guaranty or other contingent obligation of Borrower, Borrower shall promptly notify Bank in the event any such obligation becomes non-contingent.

5.12. Environment. Borrower has duly complied with, and its business, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder.

6. AFFIRMATIVE COVENANTS. So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, Borrower will comply with the following:

6.1. Maintenance of Existence. Preserve and maintain its existence and good standing in the states in which it does business, and qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required.

6.2. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions.

6.3. Maintenance of Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

6.4. Maintenance of Insurance. Borrower will keep or cause to be kept adequately insured by financially sound and reputable insurers its plant, equipment, motor vehicles, and all other property of a character usually insured by businesses engaged in the same or similar businesses. The Borrower shall at all times maintain adequate insurance against damage to persons or property, which insurance shall be by financially sound and reputable insurers. Bank shall be added as a loss payee to the insurance covering the inventory.

6.5. Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

6.6. Right of Inspection. At any reasonable time and from time to time, and following twenty-four (24) hours prior written notice, permit the Bank or any agent or representative thereof, to reasonably examine and make copies of and abstracts from the records and books of account of, and visit the properties of Borrower and to discuss the affairs, finances, and accounts of Borrower with any of its officers and directors and Borrower's independent accountants. Borrower shall not be required to pay for any costs or expenses incurred by Lender prior to an Event of Default, but shall be required to pay the reasonable costs, expenses and fees incurred by Lender for any third party inspector not more often than annually.

6.7. Reporting Requirements. Furnish to Bank based upon a consolidated and consolidating basis at the AML level:

6.7.1. Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of AML, Borrower shall deliver to Bank a Compliance Certificate, interim balance sheets of AML as of the end of such quarter, statements of income and retained earnings of AML for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and statements of cash flow of AML for the portion of the fiscal year ended with the last day of such quarter, all in sufficient detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of AML (subject to normal year end audit adjustments).

6.7.2. Audited Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of AML, commencing with the fiscal year ending January 31, 2007, determined upon a consolidated and consolidating basis at the AML level, a Compliance Certificate, balance sheets as of the end of such fiscal year, statements of income and retained earnings for such fiscal year, and statements of cash flow for such fiscal year, with explanatory footnotes in sufficient detail acceptable to the Bank, and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the statements accompanied by an unqualified opinion thereon acceptable to the Bank by independent accountants selected by AML and acceptable to the Bank.

6.7.3. Management Letters. Promptly upon receipt thereof, copies of any reports submitted to Borrower or AML by independent certified public accountants in connection with examination of the financial statements of Borrower made by such accountants;

6.7.4. Certificate of No Default. Within twenty (20) days after the end of each of the quarters of each fiscal year of Borrower a certificate of the chief financial officer of Borrower certifying computations demonstrating compliance with the covenants contained in Section 8;

6.7.5. Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower, which, if determined adversely to Borrower, could have a material adverse effect on the financial condition, properties, or operations of Borrower;

6.7.6. Notice of Initial Defaults and Matured Defaults. As soon as possible and in any event within five (5) days after the occurrence of each Initial Default or Matured Default, a written notice setting forth the details of such Initial Default or Matured Default and the action which is proposed to be taken by the Borrower with respect thereto;

6.7.7. ERISA Reports. As soon as possible, and in any event within thirty (30) days after Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to Borrower or any commonly controlled Entity, and promptly upon receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly upon receipt of notice concerning the imposition of withdrawal liability with respect to Borrower or any Commonly Controlled Entity, the Borrower will deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto;

6.7.8. Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 6.;

6.7.9. General Information. Such other information respecting the condition or operations, financial or otherwise, of Borrower as the Bank may from time to time reasonably request.

6.8. Environment. Be and remain in material compliance with the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Bank immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Bank immediately of any hazardous discharge from or affecting its premises; promptly contain and remove the same, in compliance with all applicable laws.

6.9. Operating Accounts. Maintain its primary operating accounts at Bank.

7. NEGATIVE COVENANTS. So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, Borrower will not:

7.1  Negative Pledge. Create, incur, permit to suffer or exist any liens upon any of its assets except in favor of Bank and liens relating to permitted purchase money debt.

7.2 Debt. Create, incur, assume or suffer to exist any Debt, except:

(1)	Indebtedness existing out of this Agreement.

(2)	Purchase money indebtedness not to exceed $500,000 in the aggregate for any given fiscal year.

(3)	Current liabilities for taxes incurred in the ordinary course of business.

(4)	Accounts payable incurred in the ordinary course of business.

7.3 Mergers, etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person.

7.4. Leases. Without Bank's prior written consent, create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (1) leases existing on the date of this Agreement and any extensions or renewals thereof and (2) leases which do not in the aggregate require Borrower to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower is required to pay under the terms of any lease) in any fiscal year of Borrower in excess of One Million and no/100ths Dollars ($1,000,000). Bank agrees not to unreasonably withhold its consent and will endeavor to respond within ten (10) days to Borrower's request therefor.

7.5. Guaranties, etc. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business.

7.6 Transactions with Affiliates. Enter into any transaction, including, without limitation, loans and the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of each Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

7.7.  Change of Control/ownership. No ownership change shall occur without the prior written consent of Bank, which shall not be withheld unreasonably.

8. FINANCIAL COVENANTS. So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, Borrower shall comply with the following, calculated quarterly based upon the financial statements delivered under Section 6.7.1 and 6.7.2:

8.1. Funded Debt to EBITDA. Maintain at all times a ratio of (i) Funded Debt at any quarter end to (ii) EBITDA for the preceding four quarter period, of not more than 4.00 to 1.00. For purposes of calculating Funded Debt to EBITDA: (i) “Funded Debt” shall mean any interest bearing debt, and (ii)“EBITDA” shall mean net income plus interest, taxes depreciation and amortization plus/minus extraordinary gains/losses for the preceding four quarter period.

8.2. Fixed Charge Coverage Ratio. Maintain at all times a ratio of (1) (a) EBITDA (defined in Section 8.1) plus (b) any Line Adjustment, to (2) Total Fixed Charges (defined as the sum of consolidated cash interest, cash taxes, scheduled principal payments and capital lease payments, cash dividends and other distributions, and maintenance capital expenditures), of not less than 1.20 to 1.00.

9. EVENTS OF DEFAULT.

9.1. Events of Default. If any of the following events shall occur:

(1) Borrower should fail to pay the principal of, or interest on, the Note, or any amount of a commitment or other fee within five (5) days as and when due and payable;

(2) Any representation or warranty made or deemed made by Borrower in this Agreement or the Security Agreement or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

(3) Borrower shall fail to perform or observe any term, covenant, or agreement contained in this Agreement or any Loan Documents;

(4) Borrower shall (a) fail to pay any indebtedness for borrowed money (other than the Note) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part required to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of any applicable notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(5) Borrower or Guarantor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty (30) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more.

(6) One or more judgments, decrees, or orders for the payment of money in excess of Five Hundred Thousand and no/100ths Dollars ($500,000.00) in the aggregate shall be rendered against Borrower, and such judgments, decrees, or order shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal.

(7) The collateral documents executed in connection herewith shall at any time after their execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such collateral documents; (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, (c) the Bank's security interest becomes subject to a conflicting interest or claim; or (d) Borrower shall deny it has any further liability or obligation under the collateral documents, or Borrower shall fail to perform any of its obligations under the collateral documents.

(8) Any of the following events shall occur or exist with respect to any Borrower and any commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plans shall occur; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject Borrower to any tax, penalty, or other liability which in the aggregate may exceed Five Hundred Thousand and no/100ths Dollars ($500,000.00).

(9) Any event(s) occurs as to the Borrower which in Bank's reasonable determination materially adversely affects Borrower's financial condition and/or ability to perform its obligations under this Agreement and the other loan documents executed in connection herewith.

(10)  Any default (and the passage of any applicable notice and cure period) occurs under the documents evidencing other financing transactions of Borrower.

(11)  Any change in the ownership of the Borrower occurs.

In any such event, the Bank may, following a ten (10) day written notice and cure period as to monetary defaults other than Note payments and a twenty (20) day written notice and cure period for non-monetary defaults ("Notice and Cure"), (a) declare its obligation to make loans to be terminated, whereupon the same shall forthwith terminate; and/or (b) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower. Additionally, the Bank is hereby authorized at any time and from time to time, without further notice to Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Notes or other Loan Documents, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Notes or such other Loan document and although such obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have, in this Agreement, any other loan document or at law or equity, including without limitation the right to accelerate the Notes upon the occurrence of a Matured Default.

10. MISCELLANEOUS.

10.1. Amendments, etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.2. Notices, etc. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Borrower:

CHATSWORTH DATA CORPORATION
20710 Lassen Street
Chatsworth, CA 91311
Attn: J. Stewart Asbury, III, President
Facsimile No.: (818) 341-3002

If to Bank:

BANK OF OKLAHOMA, N.A.
P.O. Box 2300
Tulsa, Oklahoma 74192
Attn: Matt C. Crew, Assistant Vice President
Facsimile No.: (918) 295-0400

or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.2. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails addressed as aforesaid, except that notices for advances to the Bank pursuant to the provisions of §2.4 shall not be effective until received by the Bank.

10.3. No Waiver. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

10.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

10.5. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses incurred by the Bank in connection with the preparation, execution, delivery, filing, and initial administration of the Loan Documents, including without limitation the fees of Riggs, Abney, Neal, Turpen, Orbison & Lewis, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Bank, incurred in connection with advising the Bank as to its rights and responsibilities hereunder. The Borrower also agrees to pay all such costs, expenses and fees, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes (but not mortgage registration taxes where local law prohibits Borrower from doing so) and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

10.6. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all prior and contemporaneous oral statements and writings with respect thereto.

10.7. Indemnity. The Borrower hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower, its predecessors in interest, or third parties with whom they have a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health or safety law, whether such claims are asserted by any governmental agency or any other Person. This indemnity shall survive termination of this Agreement.

10.8. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

10.9. USA Patriot Act Notification. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower, and, if Borrower is not an individual, Lender will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower's driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower's legal organizational documents or other identifying documents.

10.10. Severability of Provisions. Any provision of any Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

10.11. Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

10.12. Conflicts. To the extent any conflict exists under any of the Loan Documents, this Credit Agreement shall be controlling.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[Signature page follows.]

"Borrower"

CHATSWORTH DATA CORPORATION, a California corporation

By	/s/ J. Stewart Asbury, III
J. Stewart Asbury, III, President

"Bank"

BANK OF OKLAHOMA, N.A.

By	/s/ Matt C. Crew
Matt C. Crew, Assistant Vice President

Schedule “1.7”

(Borrowing Base Certificate)

BORROWING BASE CERTIFICATE

As inducement for Bank of Oklahoma, NA ("Bank") to advance funds under the Revolving Credit Agreement ("Credit Agreement") dated December 1, 2006, between Bank and ("Borrower"), Borrower hereby certifies to Bank, as follows:

1. No Default. No default exists under the Credit Agreement.

2. Representations and Warranties. All representations and warranties under the Credit Agreement and all related loan documents executed by Borrower remain true and correct as of the date hereof.

3. Borrowing Base.

3.1.1 Qualified Receivables		$________ x 85%	$________

3.1.2 Qualified Inventory		$________ x 60%	$________

3.1.3 Availability			$________

	a. Outstanding Loan Balance		$________

	b. Current Borrowing Base		$________

	c. If (b) exceeds (a), the amount available (b-a, less the amount 3.1.2 exceeds 50% of advances)		$________

	d. If (a) exceeds (b), the amount payable		$________

Dated effective the ____ day of ____________, 2006.

CHATSWORTH DATA CORPORATION

By
J. Stewart Asbury, III, President

Schedule "1.5"

(AML Authority Documents)

Schedule "1.7"

(Borrowing Base Certificate)

Schedule "1.8"

(Borrower's Authority Documents)

Schedule “1.15”

(Compliance Certificate)

Schedule "1.20"

(GUARANTY AGREEMENT)

GUARANTY AGREEMENT

This Guaranty Agreement (this “Guaranty”) is made effective December 1, 2006, by ADERA MINES LIMITED, a Nevada corporation (the “Guarantor”), in favor of BANK OF OKLAHOMA, N.A. (the “Lender”).

Recitals

A. CHATSWORTH DATA CORPORATION, a California corporation, (the “Borrower”) has applied to Lender for a loan in the aggregate principal amount of $3,000,000 (the “Loan”).

B. Lender is willing to make the Loan to be evidenced by the $3,000,000 Promissory Note of even date herewith (the "Note") provided, among other things, that the repayment of the Loan is secured on terms and conditions acceptable to Lender.

C. Guarantor has requested Lender to provide the Loan to Borrower, and Lender has agreed to provide the Loan to Borrower, but only if Guarantor gives the guaranty provided in this Guaranty.

D. Guarantor will receive direct and indirect benefits if Lender makes the Loan to Borrower. Guarantor has determined that it is in Guarantor’s business interest to execute this Guaranty in order to induce Lender to make the Loan to Borrower.

Agreement

NOW, THEREFORE, in consideration of the premises and for other good, valuable and legal consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor, intending to be legally bound, hereby agrees as follows:

1.  Construction of Guaranty and Definitions. Unless varied by this Guaranty, all of the terms used herein without definition which are defined by the Oklahoma Uniform Commercial Code shall have the meanings assigned to them by the Oklahoma Uniform Commercial Code as in effect on the date hereof. Whenever used herein, the words “Borrower,” “Guarantor,” “Lender” and “Obligor” shall be deemed to include their respective heirs, legal representatives, successors and assigns. All words used herein shall be deemed to refer to the singular, plural, masculine, feminine or neuter as the identity of the person or entity or the context may require.

The following terms shall have the following meanings when used herein:

“Loan Documents” shall mean this Guaranty, the Note, any other note, any loan commitment, letter agreement, line of credit agreement, commercial financing agreement, security agreement, guaranty of payment, mortgage, deed of trust, pledge agreement, loan agreement, loan and security agreement, hypothecation agreement, indemnity agreement, letter of credit application and agreement, assignment or any other document or agreement previously, simultaneously or hereafter executed and delivered by Borrower, by Guarantor and/or by any other Obligor, singly or jointly with another person or persons, to Lender in connection with the Loan, as the same may from time to time be amended.

“Borrower’s Obligations” shall mean the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to Lender by Borrower of any nature whatsoever, including, but not limited to, the prompt, punctual and full payment when due (whether by demand, stated maturity, acceleration or otherwise but after the expiration of any applicable grace period), of all indebtedness, liabilities and obligations of Borrower to Lender under the Note and Loan Documents (extending to all principal, interest, fees, expense payments, liquidation costs and attorneys’ fees and expenses), whether similar or dissimilar, related or unrelated, matured or unmatured, direct or indirect, contingent or noncontingent, primary or secondary, alone or jointly with others, now due or to become due, now existing or hereafter created, and whether or not now contemplated, but not including any new loans to Borrower without Guarantor’s written consent.

“Guarantor’s Obligations” shall mean the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to Lender by Guarantor as a result of or in connection with this Guaranty or any of the other Loan Documents.

“Obligor” shall mean, individually and collectively, Guarantor, each other person who is primarily or secondarily liable for the repayment of the Note or any portion thereof, including Borrower, and each person who has granted security for the repayment of the Note, together with such person’s heirs, personal representatives, successors and assigns.

“Person” shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust, a government (or subdivision, agency or department thereof) and any other entity of any kind. The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Guaranty, shall refer to this Guaranty as a whole and not to any particular provision hereof.

2.  Guaranty. Guarantor hereby unconditionally, directly and absolutely guarantees to Lender the payment and performance of Borrower’s Obligations. Guarantor also agrees to defend, save harmless and indemnify Lender from and against all obligations, demands, loss or liability, by whomever asserted, suffered, incurred or paid arising out of or with respect to Borrower’s Obligations, including the amount of any preference liability together with the cost of defending any such preference suit.

3.  Nature of Guaranty. This Guaranty is an absolute, unconditional, continuing, direct and immediate guaranty of payment and not just of collection and is no way conditioned upon or limited by or in any other way affected by:

(a) any attempt by Lender to pursue Lender’s rights against Borrower or any Obligor;

(b) any attempt by Lender to pursue Lender’s rights against any of Borrower’s real or personal property or any other Obligor’s real or personal property;

(c) any recourse against or foreclosure of any security or collateral now or hereafter pledged, assigned or granted to Lender under the provisions of any of the Loan Documents;

(d) any action taken or not taken by Lender;

(e) the partial or complete unenforceability or invalidity of any other guaranty or surety agreement, pledge, assignment or other security for any of Borrower’s Obligations;

(f) the invalidity or unenforceability of any provision of the Loan Documents; or

(g) any defense asserted or claimed by Borrower with respect to Borrower’s Obligations including, but not limited to, failure or lack of consideration, breach of warranty, fraud, payment, accord and satisfaction, strict foreclosure, statute of frauds, bankruptcy, insolvency, infancy, incompetency, statute of limitations, lender liability and usury. Anything in this Guaranty to the contrary notwithstanding, Guarantor is not primarily liable for the indebtedness of Borrower. The obligations of Guarantor under this Guaranty shall not be subject to any counterclaim, recoupment, setoff, reduction or defense based upon any claim that Guarantor may have against Borrower or Lender, are independent of any other guaranty or guaranties at any time in effect with respect to any of Borrower’s Obligations, and may be enforced regardless of the existence of such other guaranty or guaranties.

4.  Representations of Guarantor. To induce Lender to accept this Guaranty for the purposes for which it is given, Guarantor represents and warrants to Lender and, as applicable, agrees as follows:

(a) Guarantor is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada, has the corporate power to own its property and conduct its business as now conducted and is qualified to transact business in each state in which the character of the properties owned by it therein or in which its transaction of business makes such qualification necessary;

(b) The July 31, 2006 financial statements submitted by Guarantor to Lender, including any schedules and notes pertaining thereto, are true and complete, have been prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present the financial condition of Guarantor at the date thereof and the results of operations for the period covered thereby, and there have been no material adverse changes in the financial condition or business of Guarantor from the date thereof to the date hereof which have not been disclosed to Lender;

(c) Guarantor is not in default under or in material violation of any agreement, contract, instrument, order, judgment, decree, statute, law, rule, or regulation to which it is subject or by which it is bound, and the execution and delivery of, and the performance of the obligations under, this Guaranty will not immediately or with the passage of time, the giving of notice or both:

(1) violate the charter or by-laws of Guarantor, or violate any statutes, laws, rules or regulations to which Guarantor is subject or result in a default under any contract, agreement, instrument, order, judgment or decree to which Guarantor is a party or by which Guarantor or its property is bound; or

(2) result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of Guarantor except in favor of Lender;

(d) Guarantor has full power and authority to enter into this Guaranty, to execute and deliver this Guaranty and any of the other Loan Documents to which it is a party and to incur and perform the obligations provided for herein, all of which have been duly authorized by all necessary and proper corporate and other action and no consent or approval of any person, including without limitation, the stockholders of Guarantor and any public authority or regulatory body, which has not been obtained is required as a condition to the validity or enforceability hereof or any of the other Loan Documents or to the performance by Guarantor of Guarantor’s Obligations;

(e) Guarantor has examined or has had an opportunity to examine each of the Loan Documents prior to the date hereof;

(f) This Guaranty and each of the other Loan Documents to which Guarantor is a party has been duly executed and delivered by Guarantor, constitutes the valid and legally binding obligation of Guarantor, and is fully enforceable against Guarantor in accordance with its terms subject only to laws affecting the rights of creditors generally and application of general principles of equity;

(g) Guarantor will obtain substantial direct and indirect benefits arising from its execution and delivery of this Guaranty;

(h) There are no judgments, injunctions or similar orders or decrees outstanding against Guarantor and there are no claims, actions, suits or proceedings pending or, to Guarantor’s knowledge and belief, threatened against Guarantor, or any of Guarantor’s property, at law or in equity, by or before any court or governmental authority which if determined adversely to Guarantor would result in any material adverse change in the financial condition, assets or business prospects of Guarantor;

(i) Guarantor has filed all federal, State, local and foreign tax returns which are required to be filed by Guarantor, and Guarantor has paid all federal, State, local and foreign taxes shown to be due on such tax returns or which have been assessed against Guarantor;

(j) Guarantor is not in violation of, or to Guarantor’s knowledge and belief, under investigation with respect to or threatened to be charged with or given notice of a violation of, any law, rule, regulation or order;

(k) Guarantor is not, and has not been, the subject of any bankruptcy, reorganization, insolvency, readjustment of debt, trusteeship, receivership, dissolution or liquidation proceeding;

(l) Guarantor has good and marketable title to all of Guarantor’s properties and assets, free and clear of all liens and security interests except for those which have been disclosed to Lender in writing by Guarantor in its financial statements; and

(m) Until Borrower’s Obligations have been satisfied in full, Guarantor shall not, to the extent the following shall cause a material reduction of the value of the Guarantor to occur, transfer or permit to be transferred in any manner to any party (except for transfers for fair consideration, at arm’s length) (i) any property or any interest in any property, real or personal, in which Guarantor has an ownership interest as of the date hereof, or (ii) any property or interest in any property owned by any corporation, partnership, limited liability corporation or other entity in which Guarantor has the sole or controlling interest as of the date hereof.

Guarantor warrants and represents that all of Guarantor’s warranties and representations herein are true, correct, complete and not misleading in any respect and Guarantor agrees to indemnify Lender from any loss, cost or expense as a result of any representation or statement of Guarantor, or any agent of Guarantor, being false, incorrect, incomplete or misleading in any material respect.

5.  Financial Information and Condition. Guarantor shall furnish to Lender within 120 days following each fiscal year end, its annual financial statement, including a balance sheet, income statement and retained earnings for the period then ending and a statement of changes in the financial position, all in reasonable detail, and a copy of its federal and state tax returns (including all schedules and K-1’s), and such other information concerning the financial condition of Guarantor as Lender may reasonably require from time to time. In the event Guarantor files for an extension in filing its tax return, Guarantor shall provide evidence to Lender of such extension request and deliver to Lender a copy of its tax returns within 10 days after filing.

6.  Lender’s Rights to Deal with Borrower and Obligors. Guarantor hereby consents to any and all agreements between Lender and Borrower or between Lender and any Obligor, whether presently existing or hereafter made and whether oral or in writing. Lender, without compromising, impairing, modifying, diminishing or in any way releasing or discharging Guarantor from Guarantor’s Obligations and without notifying or obtaining the prior approval of Guarantor, and at any time or from time to time, may:

(a) At the request of Borrower, waive or excuse a default or defaults by Borrower or any Obligor or delay in the exercise by Lender of any of Lender’s rights and remedies with respect to such default or defaults;

(b) At the request of Borrower, grant extensions of time for the payment or performance by Borrower or any Obligor;

(c) At the request of Borrower, release, substitute, exchange, impair, surrender, dispose of or add collateral in whole or in part of Borrower or of any Obligor or waive, release, modify or subordinate, in whole or in part, any lien or security interest held by Lender on any real or personal property securing payment or performance, in whole or in part, of Borrower Obligations;

(d) At the request of Borrower, release in whole or in part Borrower or any Obligor;

(e) Apply payments made by Borrower or by any Obligor to any of Borrower’s Obligations, in any order or manner or to any specific account or accounts as Lender may elect;

(f) At the request of Borrower, modify, change, renew, extend or amend, in any respect, the Loan Documents; and

(g) Engage in any other act or permit any other circumstance or condition which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

7.  Waivers by Guarantor. Guarantor unconditionally waives:

(a) Any and all notices whatsoever with respect to this Guaranty or with respect to any of Borrower’s Obligations, including, but not limited to, notice of Lender’s acceptance of this Guaranty, the present existence or future incurring of any of Borrower’s Obligations or any terms or amounts thereof or any change therein, or notice of the obtaining or release of any guaranty, surety agreement, pledge, assignment or other security for any of Borrower’s Obligations;

(b) Presentment, demand for payment of any sum due from Borrower or any Obligor, notice of dishonor, protest, protest and demand, notice of protest, notice of nonpayment, notice of default by Borrower or any Obligor and demand for performance by Borrower or any Obligor;

(c) So long as any obligations remain unpaid by Borrower to Lender, any right to subrogation, contribution, reimbursement and indemnity against Borrower or any Obligor or against any property or other security serving at any time as collateral for any or all of Borrower Obligations;

(d) Any damages which Guarantor may incur as a result of any intentional or unintentional or negligent action or inaction by Lender impairing, diminishing or destroying any of Guarantor’s rights of subrogation which Guarantor may have upon payment of any of Borrower’s Obligations;

(f) All rights of redemption of Guarantor with respect to any property directly or indirectly securing any of Borrower’s Obligations or this Guaranty; and

(g) All rights of Guarantor to have marshaled any property directly or indirectly securing any of Borrower’s Obligations or this Guaranty.

8.  Effect of Lender’s Security Interest. In the event that Lender shall be granted a security interest in or lien upon any real or personal property in respect of or as security for any of Borrower’s Obligations (“Collateral”), the same shall be for the sole and exclusive benefit of Lender, and not for the benefit, whether direct or indirect, by subrogation or otherwise, of Guarantor unless Lender shall expressly and in writing grant subrogation or other rights to Guarantor.

Borrower shall have all risk of loss of the Collateral. Lender shall have no liability or duty, either before or after the occurrence of an Event of Default, on account of loss of or damage to the Collateral, to collect or enforce any of its rights against the Collateral, to collect any income accruing on the Collateral or to preserve rights against account debtors or other parties with prior interests in the Collateral. If Lender actually receives any notices requiring action with respect to Collateral in Lender’s possession, Lender shall take reasonable steps to forward such notices to Borrower. Borrower is responsible for responding to notices concerning the Collateral, voting the Collateral, and exercising rights and options, calls and conversions of the Collateral. Lender’s sole responsibility is to take such action as is reasonably requested by Borrower in writing, however, Lender is not responsible to take any action that, in Lender’s sole judgment, would adversely affect the value of the Collateral as security for the Obligations.

Lender’s collection and enforcement of Collateral against account debtors and other persons obligated thereon shall be deemed to be commercially reasonable if Lender exercises the care and follows the procedures that Lender generally applies to the collection of obligations owed directly to Lender. Lender may apply all Collateral and proceeds of Collateral coming into Lender’s possession and all payments made by any Obligor to any of the Borrower’s Obligations, whether matured or unmatured, as Lender shall determine in its sole but reasonable discretion. Lender may defer the application of non-cash proceeds of Collateral, including, but not limited to, non-cash proceeds collected from account debtors and other persons obligated on Collateral, to the Obligations until cash proceeds are actually received by Lender.

It is mutually agreed that commercial reasonableness and good faith require Lender to give Guarantor no more than 5 days prior written notice of the time and place of any public disposition of Collateral or of the time after which any private disposition or other intended disposition is to be made of collection and enforcement. It is mutually agreed that it is commercially reasonable for Lender to disclaim all warranties which arise with respect to the disposition of the Collateral.

9.  Commercial Transaction. Neither the Loan nor the Guaranty is a “consumer transaction” as defined in the Uniform Commercial Code and none of the Collateral was or will be purchased primarily for personal, family or household purposes.

10.  Independent Investigation. Guarantor’s execution and delivery to Lender of this Guaranty is based solely upon Guarantor’s independent investigation of Borrower’s financial condition and not upon any written or oral representation of Lender in any manner.

11.  Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Guaranty:

(a) the failure of Guarantor to pay any of Guarantor’s Obligations when such payment is first due and payable (whether by demand, stated maturity, acceleration or otherwise);

(b) the failure of Guarantor or any Obligor to perform, observe or comply with any agreement, covenant or promise made under this Guaranty or under any of the Loan Documents, subject to any applicable cure periods;

(c) if any representation or warranty made herein or if any information contained in any financial statement, application, schedule, report or any other document given by Guarantor or any Obligor in connection with this Guaranty, with the Note or with any of the Loan Documents is not in all respects true and accurate, or if Guarantor or such Obligor omitted to state any material fact or any fact necessary to make such information not misleading;

(d) the occurrence of an Event of Default or other default under the Note or any of the other Loan Documents and the expiration of any applicable grace period;

(e) the occurrence of any default with respect to any indebtedness of Guarantor or any Obligor to any person or with respect to any agreement securing any indebtedness of Guarantor or any Obligor to any person after expiration of any applicable grace period but whether or not any required notice has been given;

(f) Guarantor or any Obligor shall be or become insolvent (as defined in Section 101 of the United States Bankruptcy Code) or unable to pay their debts as they become due, or admit in writing to such insolvency or to such inability to pay their debts as they become due;

(g) there shall be filed against Guarantor or any Obligor an involuntary petition or other pleading seeking the entry of a decree or order for relief under the United States Bankruptcy Code or any similar federal or state insolvency or similar laws ordering: (i) the liquidation of Guarantor or such Obligor, or (ii) a reorganization of Guarantor or such Obligor or the business and affairs of Guarantor or such Obligor, or (iii) the appointment of a receiver, liquidator, assignee, custodian, trustee or similar official for Guarantor or such Obligor of the property of Guarantor or such Obligor and the failure to have such petition or other pleading denied or dismissed within 45 calendar days from the date of filing;

(h) the commencement by Guarantor or any Obligor of a voluntary case under the federal bankruptcy laws or any federal or state insolvency or similar laws or the consent by Guarantor or any Obligor to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for Guarantor or such Obligor of any of the property of Guarantor or such Obligor, or the making by Guarantor or any Obligor of an assignment for the benefit of creditors, or the failure by Guarantor or any Obligor generally to pay the debts of Guarantor or such Obligor as the debts become due;

(i) the dissolution or the entry of any order, judgment or decree for the dissolution of Guarantor or any Obligor that is not a natural person;

(j) the entry of any final judgment, order, award or decree against Guarantor or any Obligor and a determination by Lender, in good faith but in its sole discretion, that the same, when aggregated with all other judgments, orders, awards and decrees outstanding against Guarantor or any Obligor, could have a material adverse effect on the prospect for Lender to fully and punctually realize the full benefits conferred on Lender by this Guaranty;

(k) the injunction or restraint of Guarantor or any Obligor in any manner from conducting its business in whole or in part and a determination by Lender, in good faith but in its sole discretion, that the same could have a material adverse effect on the prospect for Lender to fully and punctually realize the full benefits conferred on Lender by this Guaranty;

(l) any assets of Guarantor or any Obligor shall be attached, levied upon, seized or repossessed, or come into the possession of a trustee, receiver or other custodian and a determination by Lender, in good faith but in its sole discretion, that the same could have a material adverse effect on the prospect for Lender to fully and punctually realize the full benefits conferred on Lender by this Guaranty;

(m) the determination in good faith by Lender that a material adverse change has occurred in the financial condition of Guarantor from the condition set forth in the most recent financial statement heretofore furnished to Lender, or from the financial condition as heretofore most recently disclosed to Lender in any other manner;

(n) the determination in good faith by Lender that any security for Borrower’s Obligations is inadequate; or

(o) the determination in good faith by Lender that the prospect of payment of any of Guarantor’s Obligations is impaired for any reason.

12.  Rights and Remedies upon Default. In the event of an Event of Default hereunder, Lender may, at its option, and without notice to Guarantor: (a) declare an amount equal to any or all of the outstanding balance of Guarantor’s Obligations to be immediately due and payable by Guarantor without presentment, demand or notice, which are hereby expressly waived, whether or not Lender has accelerated and called due any or all sums due from Borrower, and Guarantor shall immediately pay the same to Lender in immediately available funds in lawful money of the United States of America which shall be legal tender in payment of all dues and debts; (b) exercise its right of setoff against any money, funds, credits or other property of any nature whatsoever of Guarantor now or at any time hereafter in the possession of, in transit to or from, under the control or custody of or on deposit with, Lender or any affiliate of Lender in any capacity whatsoever, including, without limitation, any balance of any deposit account and any credits with Lender or any affiliate of Lender; (c) terminate any outstanding commitments of Lender to Guarantor; and (d) exercise any or all rights, powers and remedies provided for in any Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise.

13.  Collection Expenses. If this Guaranty is placed in the hands of an attorney for collection following the occurrence of an Event of Default hereunder, Guarantor agrees to pay to Lender upon demand all costs and expenses, including, without limitation, all attorneys’ fees and court costs incurred by Lender in connection with the enforcement or collection of all sums due under this Guaranty (whether or not any action has been commenced by Lender to enforce or collect such sums as are due under this Guaranty) or in successfully defending any counterclaim or other legal proceeding brought by Guarantor contesting Lender’s right to collect the sums due under this Guaranty. The obligation of Guarantor to pay all such costs and expenses shall not be merged into any judgment by confession against Guarantor but any amounts actually collected by Lender from the judgment by confession shall be applied by Lender to such costs and expenses. All of such costs and expenses shall bear interest at the judgment rate of interest as set forth under the laws of the Sate of Oklahoma from the date of payment by Lender until repaid in full.

14.  Insolvency; Indemnification. Any modification, limitation or discharge of all or any part of Borrower’s Obligations arising out of or by virtue of any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under Federal or State law initiated by or against Borrower and/or any other Obligor shall not modify, limit, lessen, reduce, impair, discharge or otherwise affect Guarantor’s Obligations hereunder in any manner whatsoever. If at any time any payment or portion thereof of Borrower’s Obligations, whether or not made by or for the account of Guarantor, is set aside by any court or trustee having jurisdiction as a voidable preference or fraudulent conveyance or must otherwise be restored or returned by Lender to Borrower under any insolvency, bankruptcy or other federal and/or state laws, rules or regulations or as a result of any dissolution, liquidation or reorganization of Borrower or upon or as a result of the appointment of any receiver, intervenor or conservator of, or trustee or similar officer of Borrower or any substantial part of Borrower’s properties or assets, or in connection with any compromise or settlement relating to any of the above, Guarantor hereby agrees that this Guaranty shall continue and remain in full force and effect or be reinstated, as the case may be, all as though such payment(s) had not been made.

15.  Remedies Cumulative. Each right, power and remedy of Lender hereunder, under the Loan Documents or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent, and the exercise or the beginning of the exercise of any one or more of them shall not preclude the simultaneous or later exercise by Lender of any or all such other rights, powers or remedies. No failure or delay by Lender to insist upon the strict performance of any one or more provisions of this Guaranty or of the Loan Documents or to exercise any right, power or remedy consequent upon a breach thereof or a default hereunder shall constitute a waiver thereof, or preclude Lender from exercising any such right, power or remedy. By accepting full or partial payment after the due date of any of Guarantor’s Obligations, Lender shall not be deemed to have waived the right either to require prompt payment when due of all other sums when due and payable, or to declare a default for failure to effect such payment.

16.  Choice of Law; Forum Selection; Consent to Jurisdiction. This Guaranty shall be governed by, construed and interpreted in accordance with the laws of the State of Oklahoma (excluding the choice of law rules thereof). Guarantor hereby (a) agrees that all disputes and matters whatsoever arising under, in connection with, or incident to this Guaranty shall be litigated, if at all, in and before a court located in the State of Oklahoma to the exclusion of the courts of any other state or country, and (b) irrevocably submits to the non-exclusive jurisdiction of any Oklahoma court or federal court sitting in the State of Oklahoma in any action or proceeding arising out of or relating to this Guaranty, and hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

17.  Service of Process. Guarantor hereby consents to process being served in any suit, action or proceeding instituted in connection with this Guaranty by the mailing of a copy thereof to Guarantor by certified mail, postage prepaid, return receipt requested, delivery restricted to the addressee. Guarantor hereby irrevocably agrees that such service shall be deemed to be service of process upon Guarantor in any such suit, action or proceeding. Nothing in this Guaranty shall affect the right of Lender to serve process in any other manner otherwise permitted by law, and nothing in this Guaranty will limit the right of Lender otherwise to bring proceedings against Guarantor in the courts of any other jurisdiction or jurisdictions.

18.  Invalidity of Any Part. If any provision or part of any provision of this Guaranty shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or any remaining part of any provision) of this Guaranty, and this Guaranty shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained in this Guaranty, but only to the extent of its invalidity, illegality or unenforceability.

19.  Notice. Any notice, demand, request or other communication which Lender or Guarantor may be required to give hereunder shall be in writing, shall be effective and deemed received the following business day when sent by overnight mail, upon transmission if sent by facsimile or e-mail, or the 3rd business day after deposit in first class United States mail, postage prepaid, and shall be addressed as follows, or to such other addresses as the parties may designate by like notice:

If to Guarantor:

ADERA MINES LIMITED
2339 South Delaware Place
Tulsa, OK 74114
Attn: J. Stewart Asbury, III, President
Facsimile No.: (918) 747-7571

If to Lender:

BANK OF OKLAHOMA, N.A.
P.O. Box 2300
Tulsa, Oklahoma 74192
Attn: Matt C. Crew, Assistant Vice President
Facsimile No.: (918) 588-6038

Notwithstanding anything to the contrary, all notices and demands for payment from Lender actually received in writing by Guarantor shall be considered to be effective upon the receipt thereof by Guarantor regardless of the procedure or method utilized to accomplish delivery thereof to Guarantor.

20.  Assignment. If any of Borrower’s Obligations should be assigned by Lender, Lender shall have the right to assign all or any part of this Guaranty to Lender’s assignee without notice to or consent of Guarantor, and this Guaranty will inure to the benefit of Lender’s assignee to the extent of such assignment, provided that Lender shall continue to have the unimpaired right to enforce this Guaranty as to any of Borrower’s Obligations not so assigned.

21.  Independence and Subordination. The obligations of Guarantor hereunder are independent of any other guaranty(s) at any time in effect with respect to all or any part of Borrower’s Obligations and Guarantor’s Obligations hereunder may be enforced regardless of the existence of any such other guaranty(s). If Guarantor has advanced or shall advance any sums to Borrower or if Borrower shall hereafter otherwise become indebted to Guarantor, such sums and indebtedness and any lien on any property of Borrower granted to Guarantor as security therefor shall be subordinated in all respects to the amounts then or thereafter due and owing to Lender and to any lien granted by Borrower to Lender.

22.  Joint and Several Liability. Each Guarantor shall be jointly and severally liable for payment of Guarantor’s Obligations as and when due and payable in accordance with the provisions of this Guaranty or any other guaranty executed by such Guarantor. The term “Guarantor” when used in this Guaranty shall include each Guarantor, individually and jointly, whether subject to this Guaranty or a separate Guaranty Agreement, and Lender may (without notice to or consent of any or all of Guarantors and with or without consideration) release, compromise, settle with, proceed against any or all of Guarantors without affecting, impairing, lessening or releasing the obligations of the other Guarantors.

23.  Miscellaneous. Time is of the essence under this Guaranty. The paragraph headings of this Guaranty are for convenience only, and shall not limit or otherwise affect any of the terms hereof. This Guaranty and the Loan Documents, if any, constitute the entire agreement between the parties with respect to their subject matter and supersede all prior letters, representations or agreements, oral or written, with respect thereto. Lender may divulge to any potential assignee, transferee or participant all information, reports, financial statements and documents obtained in connection with this Guaranty and any other Loan Documents or otherwise. No modification, release or waiver of this Guaranty shall be deemed to be made by Lender unless in writing signed by Lender, and each such waiver, if any, shall apply only with respect to the specific instance involved. No course of dealing or conduct shall be effective to modify, release or waive any provisions of this Guaranty or any of the other Loan Documents. This Guaranty shall inure to the benefit of and be enforceable by Lender and Lender’s successors and assigns and any other person to whom Lender may grant an interest in Borrower’s Obligations and shall be binding upon and enforceable against Guarantor and Guarantor’s personal representatives, successors, heirs and assigns. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine or neuter gender shall include all genders. This Guaranty may be executed in any number of counterparts, all of which, when taken together shall constitute one Guaranty.

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty under seal as of the day and year first hereinabove set forth.

[Signature page follows]

GUARANTOR

ADERA MINES LIMITED, a Nevada corporation

By	/s/ J. Stewart Asbury, III
J. Stewart Asbury, III, President

Schedule “1.40”

($3,000,000 Line Note)

Schedule "3.1"

(Security Agreement)

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (“Agreement”) is made effective the 1st day of December, 2006, by and between CHATSWORTH DATA CORPORATION, a California corporation (“Debtor”), in favor of BANK OF OKLAHOMA, N.A. (“Creditor”).

RECITALS

A. Debtor has requested Creditor to extend Debtor loans in the aggregate principal amount of $3,000,000 (“Loan”) pursuant to the Credit Agreement between Debtor and Creditor of even date herewith (“Credit Agreement”).

B. In order to more fully secure Debtor’s obligations under the Note, Creditor has requested Debtor to execute this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Debtor and Creditor do hereby agree as follows:

1.  CONSTRUCTION AND DEFINITION OF TERMS

All terms used herein without definition which are defined by the Oklahoma Uniform Commercial Code shall have the meanings assigned to them by the Oklahoma Uniform Commercial Code, as in effect on the date hereof, unless and to the extent varied by this Agreement. All accounting terms used herein without definition shall have the meanings assigned to them as determined by generally accepted accounting principles. Whenever the phrase “satisfactory to Creditor” is used in this Agreement such phrase shall mean “satisfactory to Creditor in its sole discretion.” The use of any gender or the neuter herein shall also refer to the other gender or the neuter and the use of the plural shall also refer to the singular, and vice versa. In addition to the terms defined elsewhere in this Agreement, unless the context otherwise requires, when used herein, the following terms shall have the following meanings:

1.1.  “Agreement” means this Security Agreement and all amendments, modifications and supplements hereto.

1.2.  “Banking Day” shall mean any day that banks in the State of Oklahoma are not required or permitted to be closed.

1.3.  “Bankruptcy Code” means the United States Bankruptcy Code, as amended from time to time.

1.4.  “Business Premises” shall mean Debtor’s chief executive office located at 20710 Lassen Street, Chatsworth, California 91211.

1.5.  “Certified” shall mean that the information, statement, schedule, report or other document required to be “Certified” shall contain a representation of a duly authorized officer of Debtor that such information, statement, schedule, report or other document is true and complete.

1.6.  “Closing” shall mean the date on which this Agreement is executed.

1.7.  “Collateral” shall mean all of Debtor’s personal property, both now owned and hereafter acquired, including, but not limited to:

1.7.1.  Accounts;

1.7.2.  As-extracted collateral;

1.7.3.  Chattel paper;

1.7.4.  Deposit accounts;

1.7.5.  Documents;

1.7.6.  Equipment;

1.7.7.  Fixtures;

1.7.8.  General intangibles;

1.7.9.  Goods;

1.7.10.  Instruments;

1.7.11.  Inventory;

1.7.12.  Investment property;

1.7.13.  Letter-of-credit rights; and

1.7.14.  Proceeds and products of all of the foregoing.

1.8.  “Event of Default” shall mean any of the events described in Section 6 hereof.

1.9.  “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

1.10.  “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.11.  “Hazardous Materials” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (c) any substance the presence of which on any property now or hereafter owned, operated or acquired by Debtor is prohibited by any Law similar to those set forth in this definition; and (d) any other substance which by Law requires special handling in its collection, storage, treatment or disposal.

1.12.  “Hazardous Materials Contamination” means the contamination (whether presently existing or occurring after the date of this Agreement) by Hazardous Materials on any property owned, operated or controlled by Debtor or for which Debtor has responsibility, including, without limitation, improvements, facilities, soil, ground water, air or other elements on, or of, any property now or hereafter owned, operated or acquired by Debtor, and any other contamination by Hazardous Materials for which Debtor is, or is claimed to be, responsible.

1.13.  “Indebtedness” shall include all items which would properly be included in the liability section of a balance sheet or in a footnote to a financial statement in accordance with generally accepted accounting principles, and shall also include all contingent liabilities.

1.14.  “Laws” shall mean all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority or political subdivision or agency thereof, or any court or similar entity established by any thereof.

1.15.  “Lien” shall mean any statutory or common law consensual or non-consensual mortgage, pledge, security interest, encumbrance, lien, right of setoff, claim or charge of any kind, including, without limitation, any conditional sale or other title retention transaction, any lease transaction in the nature thereof and any secured transaction under the Uniform Commercial Code of any jurisdiction.

1.16.  “Loan Documents” shall mean this Agreement, the Note and any and all other agreements, contracts, promissory notes, security agreements, assignments, subordination agreements, pledge or hypothecation agreements, mortgages, deeds of trust, leases, guaranties, instruments, letters of credit, letter-of-credit agreements and documents now and hereafter existing between Creditor and Debtor, executed and/or delivered in connection with the Loan or otherwise or guaranteeing, securing or in any other manner relating to any of the Obligations, together with any other instrument or document executed by Debtor, Creditor or any other person in connection with the Loan.

1.17.  “Note” shall mean, separately and collectively, the Promissory Notes executed by Debtor on even date herewith evidencing the Loan, and all amendments, modifications and extensions thereto.

1.18.  “Obligations” shall include the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to Creditor by Debtor under this Agreement, the Note, the Loan Documents and otherwise, all present and future obligations and liabilities of Debtor to Creditor for the payment of money under this Agreement, the Note, the Loan Documents and otherwise (extending to all principal amounts, interest, late charges, fees and all other charges and sums, as well as all costs and expenses payable by Debtor under this Agreement, the Note, the Loan Documents and otherwise), whether direct or indirect, contingent or noncontingent, matured or unmatured, accrued or not accrued, related or unrelated to this Agreement, whether or not now contemplated, whether or not any instrument or agreement relating thereto specifically refers to this Agreement, including, without limitation, overdrafts in any checking or other account of Debtor at Creditor and claims against Debtor acquired by assignment to Creditor, whether or not secured under any other document, or agreement or statutory or common law provision, as well as all renewals, refinancings, consolidations, re-castings and extensions of any of the foregoing, the parties acknowledging that the nature of the relationship created hereby contemplates the making of future advances by Creditor to Debtor.

1.19.  “Obligor” shall mean individually and collectively, Debtor and each endorser, guarantor and surety of the Obligations; any person who is primarily or secondarily liable for the repayment of the Obligations, or any portion thereof; and any person who has granted security for the repayment of any of the Obligations.

1.20.  “Permitted Liens” shall mean (a) Liens of Creditor, (b) Liens for taxes not delinquent or for taxes being diligently contested in good faith by Debtor by appropriate proceedings, subject to the conditions set forth in Subsection 4.2 hereof, (c) mechanic’s, workman’s, materialman’s, landlord’s, carrier’s and other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being diligently contested in good faith by Debtor by appropriate proceedings, provided such Liens did not arise in connection with the borrowing of money or the obtaining of advances or credit and do not, in Creditor’s discretion, in the aggregate materially detract from the value of Debtor’s assets or materially impair the use thereof, (d) liens arising from purchase money financing permitted under the Credit Agreement and (e) Liens specifically consented to by Creditor in writing.

1.21.  “Person” shall include natural persons, corporations, associations, limited liability companies, partnerships, joint ventures, trusts, governments and agencies and departments thereof and every other entity of every kind.

1.22.  “Subsidiary” shall include any corporation or unincorporated business entity at least a majority of the outstanding Voting Stock or interests of which is owned, now or in the future, by Debtor and/or by one or more Subsidiaries.

1.23.  “Voting Stock” shall mean the shares of any class of capital stock of a corporation having ordinary voting power to elect the directors, officers or trustees thereof, including such shares that shall or might have voting power by reason of the occurrence of one or more conditions or contingencies.

2.  SECURITY

2.1.  Security Interest. As security for the payment and performance of all of the Obligations, whether or not any instrument or agreement relating to any Obligation specifically refers to this Agreement or the security interest created hereunder, Debtor hereby assigns, pledges and grants to Creditor a continuing security interest in the Collateral. Creditor’s security interest shall continually exist until all Obligations have been paid in full.

2.2.  Covenants and Representations Concerning Collateral. With respect to all of the Collateral, Debtor covenants, warrants and represents that:

2.2.1.  No financing statement covering any of the Collateral is on file in any public office or land or financing records except for financing statements in favor of Creditor and Debtor is the legal and beneficial owner of all of the Collateral, free and clear of all Liens, except for Permitted Liens.

2.2.2.  The security interest granted Creditor hereunder shall constitute a first priority Lien upon the Collateral. Debtor shall not, and Creditor does not authorize Debtor to, sell, lease, license, or assign any interest in the Collateral nor, without Creditor’s prior written consent, permit any other Lien to be created or remain thereon except for Permitted Liens.

2.2.3.  Debtor will maintain the Collateral in good order and condition, ordinary wear and tear excepted, and will use, operate and maintain the Collateral in compliance with all laws, regulations and ordinances and in compliance with all applicable insurance requirements and regulations. Debtor will promptly notify Creditor in writing of any litigation involving or affecting the Collateral which Debtor knows or has reason to believe is pending or threatened. Debtor will promptly pay when due all taxes and all transportation, storage, warehousing and other such charges and fees affecting or arising out of or relating to the Collateral and shall defend the Collateral, at Debtor’s expense, against all claims and demands of any persons claiming any interest in the Collateral adverse to Debtor or Creditor.

2.2.4.  At all reasonable times Creditor and its agents and designees may enter the Business Premises and any other premises of Debtor and inspect the Collateral and all books and records of Debtor (in whatever form), and Debtor shall pay the reasonable costs of such inspections.

2.2.5.  Debtor will maintain comprehensive casualty insurance on the Collateral against such risks, in such amounts, with such loss deductible amounts and with such companies as may be satisfactory to Creditor, and each such policy shall contain a clause or endorsement satisfactory to Creditor naming Creditor as loss payee and a clause or endorsement satisfactory to Creditor that such policy may not be cancelled or altered and Creditor may not be removed as loss payee without at least 30 days prior written notice to Creditor. In all events, the amounts of such insurance coverages shall conform to prudent business practices and shall be in such minimum amounts that Debtor will not be deemed a co-insurer under applicable insurance laws, regulations, policies or practices. Debtor hereby assigns to Creditor and grants to Creditor a security interest in any and all proceeds of such policies and authorizes and empowers Creditor to adjust or compromise any loss under such policies and to collect and receive all such proceeds. Debtor hereby authorizes and directs each insurance company to pay all such proceeds directly and solely to Creditor and not to Debtor and Creditor jointly. Debtor authorizes and empowers Creditor to execute and endorse in Debtor’s name all proofs of loss, drafts, checks and any other documents or instruments necessary to accomplish such collection, and any persons making payments to Creditor under the terms of this paragraph are hereby relieved absolutely from any obligation or responsibility to see to the application of any sums so paid. After deduction from any such proceeds of all costs and expenses (including attorneys’ fees) incurred by Creditor in the collection and handling of such proceeds, the net proceeds shall be applied as follows. If no Event of Default shall have occurred and be continuing, such net proceeds may be applied, at Debtor’s option, either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to Creditor, or as a credit against such of the Obligations, whether matured or unmatured, as Creditor shall determine in Creditor’s sole discretion. In the event that Debtor may and does elect to replace or restore as aforesaid, then such net proceeds shall be deposited in a segregated account of Debtor at Creditor subject to the sole order of Creditor and shall be disbursed therefrom by Creditor in such manner and at such times as Creditor deems appropriate to complete such replacement or restoration; provided, however, that if an Event of Default shall occur at any time before or after replacement or restoration has commenced, then thereupon Creditor shall have the option to apply all remaining net proceeds either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to Creditor, or as a credit against such of the Obligations, whether matured or unmatured, as Creditor shall determine in Creditor’s sole discretion. If an Event of Default shall have occurred prior to such deposit of the net proceeds, then Creditor may, in its sole discretion, apply such net proceeds either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to Creditor, or as a credit against such of the Obligations, whether matured or unmatured, as Creditor shall determine in Creditor’s sole discretion.

2.2.6.  All books and records pertaining to the Collateral are located at the Business Premises and Debtor will not change the location of such books and records without the prior written consent of Creditor, which consent shall not be unreasonably withheld.

2.2.7.  Debtor shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances, instruments and documents as Creditor may request to vest in and assure to Creditor its rights hereunder or in any of the Collateral, including, without limitation, placing legends on Collateral or on books and records pertaining to Collateral stating that Creditor has a security interest therein.

2.2.8.  Debtor shall cooperate with Creditor to obtain and keep in effect one or more control agreements in deposit account, electronic chattel paper, investment property and letter-of-credit rights Collateral.

2.2.9.  Debtor authorizes Creditor to file financing statements covering the Collateral and all personal property of Debtor and containing such legends as Creditor shall deem necessary or desirable to protect Creditor’s interest in the Collateral. Debtor agrees to pay all taxes, fees and costs (including attorneys’ fees) paid or incurred by Creditor in connection with the preparation, filing or recordation therof.

2.2.10.  Whenever required by Creditor, Debtor shall promptly deliver to Creditor, with all endorsements and/or assignments required by Creditor, all instruments, chattel paper, guaranties and the like received by Debtor constituting, evidencing or relating to any of the Collateral or proceeds of any of the Collateral.

2.2.11.  Debtor shall not file any amendments, correction statements or termination statements concerning the Collateral without the prior written consent of Creditor.

2.2.12.  If any Collateral arises out of a contract with the United States Government or any department, agency or instrumentality thereof, Debtor shall immediately notify Creditor thereof and shall execute and deliver to Creditor specific assignments of those contracts and the related United States Government accounts of Debtor and shall do such other things as may be satisfactory to Creditor in order that all sums due and to become due to Debtor under such contract shall be duly assigned to Creditor in accordance with the Federal Assignment of Claims Act (31 United States Code § 3727; 41 United States Code § 15) as in effect on the date hereof and as hereafter amended and/or any other applicable laws and regulations relating to the assignment of governmental obligations. Payments on United States Government contracts or United States Government accounts which have been specifically assigned to Creditor by means of a direct assignment, as provided herein, shall be made directly to Creditor, for payment to the Obligations. The separate assignment of specific United States Government contracts to Creditor, as contemplated herein, shall not be deemed to limit Creditor’s security interest to the payments under those particular United States Government contracts and the related United States Government accounts, but rather Creditor’s security interest shall extend to any and all United States Government contracts and the related United States Government accounts and proceeds thereof, now or hereafter owned or acquired by Debtor. During the term of this Agreement, Debtor agrees and covenants not to make any assignment of any of the United States Government contracts to any party other than Creditor without Creditors prior written consent.

2.3.  Collateral Collections. After an Event of Default shall have occurred, Creditor shall have the right at any and all times to enforce Debtor’s rights against account debtors and other parties obligated on Collateral, including, but not limited to, the right to: (a) notify and/or require Debtor to notify any or all account debtors and other parties obligated on Collateral to make payments directly to Creditor or in care of a post office lock box under the sole control of Creditor established at Debtor’s expense subject to Creditor’s customary arrangements and charges therefor, and to take any or all action with respect to Collateral as Creditor shall determine in its sole discretion, including, without limitation, the right to demand, collect, sue for and receive any money or property at any time due, payable or receivable on account thereof, compromise and settle with any person liable thereon, and extend the time of payment or otherwise change the terms thereof, without incurring liability or responsibility to Debtor; (b) require Debtor to segregate and hold in trust for Creditor and, on the day of Debtor’s receipt thereof, transmit to Creditor in the exact form received by Debtor (except for such assignments and endorsements as may be required by Creditor), all cash, checks, drafts, money orders and other items of payment constituting Collateral or proceeds of Collateral; and/or (c) establish and maintain at Creditor a “Repayment Account,” which shall be under the exclusive control of and subject to the sole order of Creditor and which shall be subject to the imposition of such customary charges as are imposed by Creditor from time to time upon such accounts, for the deposit of cash, checks, drafts, money orders and other items of payments constituting Collateral or proceeds of Collateral from which Creditor may, in its sole discretion, at any time and from time to time, withdraw all or any part. Creditor’s collection and enforcement of Collateral against account debtors and other persons obligated thereon shall be deemed to be commercially reasonable if Creditor exercises the care and follows the procedures that Creditor generally applies to the collection of obligations owed to Creditor. All cash and non-cash proceeds of the Collateral may be applied by Creditor upon Creditor’s actual receipt of cash proceeds against such of the Obligations, matured or unmatured, as Creditor shall determine in Creditor’s sole discretion.

2.4.  Care of Collateral. Debtor shall have all risk of loss of the Collateral. Creditor shall have no liability or duty, either before or after the occurrence of an Event of Default, on account of loss of or damage to, to collect or enforce any of its rights against, the Collateral, to collect any income accruing on the Collateral, or to preserve rights against account debtors or other parties with prior interests in the Collateral. If Creditor actually receives any notices requiring action with respect to Collateral in Creditor’s possession, Creditor shall take reasonable steps to forward such notices to Debtor. Debtor is responsible for responding to notices concerning the Collateral, voting the Collateral, and exercising rights and options, calls and conversions of the Collateral. Creditor’s sole responsibility is to take such action as is reasonably requested by Debtor in writing, however, Creditor is not responsible to take any action that, in Creditor’s sole judgment, would affect the value of the Collateral as security for the Obligations adversely. While Creditor is not required to take certain actions, if action is needed, in Creditor’s sole discretion, to preserve and maintain the Collateral, Debtor authorizes Creditor to take such actions, but Creditor is not obligated to do so.

2.5.  Authorization and Power-of-Attorney. Debtor authorizes Creditor to request other secured parties of Debtor to provide accountings, confirmations of Collateral and confirmations of statements of account concerning Debtor. Debtor hereby designates and appoints Creditor and its designees as attorney-in-fact of Debtor, irrevocably and with power of substitution, with authority to endorse Debtor’s name on requests to other secured parties of Debtor for accountings, confirmations of collateral and confirmations of statements of account.

3.  REPRESENTATIONS AND WARRANTIES. Debtor hereby ratifies and confirms all representations and warranties set forth in Section 5 of the Credit Agreement.

4.  AFFIRMATIVE COVENANTS. Debtor hereby ratifies and confirms all affirmative covenants set forth in Section 6 of the Credit Agreement.

5.  NEGATIVE COVENANTS. Debtor hereby ratifies and confirms all negative covenants set forth in Section 7 of the Credit Agreement.

6.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

6.1.  Failure to Pay. The failure of Debtor to pay any of the Obligations as and when due and payable (whether by acceleration, declaration, extension or otherwise).

6.2.  Covenants and Agreements. The failure of Debtor to perform, observe or comply with any of the covenants of this Agreement or any of the Loan Documents.

6.3.  Information, Representations and Warranties. If any representation or warranty made herein or if any information contained in any financial statement, application, schedule, report or any other document given by Debtor in connection with the Obligations, with the Collateral, or with any of the Loan Documents is not in all respects true and accurate or if Debtor omitted to state any material fact or any fact necessary to make such information not misleading.

6.4.  Default under Loan Documents. The occurrence of an Event of Default under any of the Loan Documents.

6.5.  Default on Other Obligations. The occurrence of any default under any other borrowing if the result of such default would permit the acceleration of the maturity of any note, loan or other agreement between Debtor and any person other than Creditor.

6.6.  Insolvency. Debtor shall be or become insolvent (as defined in Section 101 of the United States Bankruptcy Code) or unable to pay its debts as they become due, or admits in writing to such insolvency or to such inability to pay its debts as they become due.

6.7.  Involuntary Bankruptcy. There shall be filed against Debtor an involuntary petition or other pleading seeking the entry of a decree or order for relief under the United States Bankruptcy Code or any similar federal or state insolvency or similar laws ordering: (a) the liquidation of Debtor or (b) a reorganization of Debtor or the business and affairs of Debtor or (c) the appointment of a receiver, liquidator, assignee, custodian, trustee or similar official for Debtor of the property of Debtor and the failure to have such petition or other pleading denied or dismissed within 45 calendar days from the date of filing.

6.8.  Voluntary Bankruptcy. The commencement by Debtor of a voluntary case under the federal bankruptcy laws or any federal or state insolvency or similar laws or the consent by Debtor to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for Debtor of any of the property of Debtor or the making by Debtor of an assignment for the benefit of creditors, or the failure by Debtor generally to pay its debts as the debts become due.

6.9.  Judgments, Awards. The entry of any judgment, order, award or decree against Debtor and a determination by Creditor, in good faith but in its sole discretion, that the same, when aggregated with all other judgments, orders, awards and decrees outstanding against Debtor could have a material adverse effect on the prospect for Creditor to fully and punctually realize the full benefits conferred on Creditor by this Agreement.

6.10.  Injunction. The injunction or restraint of Debtor in any manner from conducting its business in whole or in part and a determination by Creditor, in good faith but in its sole discretion, that the same could have a material adverse effect on the prospect for Creditor to fully and punctually realize the full benefits conferred on Creditor by this Agreement.

6.11.  Attachment by Creditors. Any assets of Debtor shall be attached, levied upon, seized or repossessed, or come into the possession of a trustee, receiver or other custodian and a determination by Creditor, in good faith but in its sole discretion, that the same could have a material adverse effect on the prospect for Creditor to fully and punctually realize the full benefits conferred on Creditor by this Agreement.

6.12.  Dissolution, Merger, Consolidation, Reorganization. The voluntary or involuntary dissolution, merger, consolidation, winding up or reorganization of Debtor or the occurrence of any action preparatory thereto.

6.13.  Adverse Change in Financial Condition. The determination in good faith by Creditor that material adverse change has occurred in the financial condition of Debtor from the conditions set forth in the most recent financial statement of Debtor heretofore furnished to Creditor or from the financial condition of Debtor as heretofore most recently disclosed to Creditor in any other manner.

6.14.  Adverse Change in Value of Collateral. The determination in good faith by Creditor that the security for the Obligations is or has become inadequate.

6.15.  Prospect of Payment or Performance. The determination in good faith by Creditor that the prospect for payment or performance of any of the Obligations is impaired for any reason.

7.  RIGHTS AND REMEDIES

7.1.  Rights and Remedies of Creditor. Upon and after the occurrence of an Event of Default, Creditor may, following the Notice and Cure (defined in the Credit Agreement), without further notice or demand, exercise in any jurisdiction in which enforcement hereof is sought, the following rights and remedies, in addition to the rights and remedies available to Creditor under the Loan Documents, the rights and remedies of a secured party under the Uniform Commercial Code and all other rights and remedies available to Creditor under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently:

7.1.1.  Declare all Obligations to be immediately due and payable and the same shall thereupon become immediately due and payable without presentment, demand for payment, protest or notice of any kind, all of which are hereby expressly waived.

7.1.2.  Institute any proceeding or proceedings to enforce the Obligations and any Liens of Creditor.

7.1.3.  Take possession of the Collateral, and for that purpose, so far as Debtor may give authority therefor, enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom without any liability for suit, action or other proceeding, Debtor HEREBY WAIVING ANY AND ALL RIGHTS TO PRIOR NOTICE AND TO JUDICIAL HEARING WITH RESPECT TO REPOSSESSION OF COLLATERAL, and require Debtor, at Debtor’s expense, to assemble and deliver the Collateral to such place or places as Creditor may designate.

7.1.4.  Operate, manage and control the Collateral (including use of the Collateral and any other property or assets of Debtor in order to continue or complete performance of Debtor’s obligations under any contracts of Debtor), or permit the Collateral or any portion thereof to remain idle or store the same, and collect all rents and revenues therefrom and sell or otherwise dispose of any or all of the Collateral upon such terms and under such conditions as Creditor, in its sole discretion, may determine, and purchase or acquire any of the Collateral at any such sale or other disposition, all to the extent permitted by applicable law.

7.1.5.  Enforce Debtor’s rights against any account debtors and other obligors.

7.2.  Power of Attorney. Effective upon the occurrence of an Event of Default, Debtor hereby designates and appoints Creditor and its designees as attorney-in-fact of Debtor, irrevocably and with power of substitution, with authority to endorse Debtor’s name on any notes, acceptances, checks, drafts, money orders, instruments or other evidences of payment or proceeds of the Collateral that may come into Creditor’s possession; to execute proofs of claim and loss; to adjust and compromise any claims under insurance policies; and to perform all other acts necessary and advisable, in Creditor’s sole discretion, to carry out and enforce this Agreement and the Loan Documents. All acts of said attorney or designee are hereby ratified and approved by Debtor and said attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. This power of attorney is coupled with an interest and is irrevocable so long as any of the Obligations remain unpaid or unperformed or there exists any commitment by Creditor which could give rise to any Obligations.

7.3.  Notice of Disposition of Collateral and Disclaimer of Warranties. It is mutually agreed that commercial reasonableness and good faith require Creditor to give Debtor no more than 5 days prior written notice of the time and place of any public disposition of Collateral or of the time after which any private disposition or any other intended disposition is to be made. It is mutually agreed that it is commercially reasonable for Creditor to disclaim all warranties which arise with respect to the disposition of the Collateral.

7.4.  Costs and Expenses. Debtor agrees to pay to Creditor on demand the amount of all expenses paid or incurred by Creditor in consulting with counsel concerning any of its rights hereunder, under the Loan Documents or under applicable law, all expenses, including attorneys’ fees and court costs paid or incurred by Creditor in exercising or enforcing any of its rights hereunder, under the Loan Documents or under applicable law, together with interest on all such amounts at the highest rate and calculated in the manner provided in the Note, and such portion of Creditor’s overhead as Creditor shall allocate to collection and enforcement of the Obligations in Creditor’s sole but reasonable discretion (the “Enforcement Costs”). The provisions of this Subsection shall survive the termination of this Agreement and Creditor’s security interest hereunder and the payment of all Obligations.

8.  MISCELLANEOUS

8.1.  Performance for Debtor. Debtor agrees and hereby authorizes that Creditor may, in Creditor’s sole discretion, but Creditor shall not be obligated to, whether or not an Event of Default shall have occurred, advance funds on behalf of Debtor, without prior notice to Debtor, in order to insure Debtor’s compliance with any covenant, warranty, representation or agreement of Debtor made in or pursuant to this Agreement or any of the Loan Documents, to continue or complete, or cause to be continued or completed, performance of Debtor’s obligations under any contracts of Debtor, to cover overdrafts in any checking or other accounts of Debtor at Creditor or to preserve or protect any right or interest of Creditor in the Collateral or under or pursuant to this Agreement or any of the Loan Documents, including, without limitation, the payment of any insurance premiums or taxes and the satisfaction or discharge of any judgment or any Lien upon the Collateral or other property or assets of Debtor; provided, however, that the making of any such advance by Creditor shall not constitute a waiver by Creditor of any Event of Default with respect to which such advance is made nor relieve Debtor of any such Event of Default. Debtor shall pay to Creditor upon demand all such advances made by Creditor with interest thereon at the highest rate and calculated in the manner provided in the Note. All such advances shall be deemed to be included in the Obligations and secured by the security interest granted Creditor hereunder; provided, however, that the provisions of this Subsection shall survive the termination of this Agreement and Creditor’s security interest hereunder and the payment of all other Obligations.

8.2.  Expenses. Whether or not any of the transactions contemplated hereby shall be consummated, Debtor agrees to pay to Creditor on demand the amount of all expenses paid or incurred by Creditor (including the fees and expenses of its counsel) in connection with the preparation of all written commitments of Creditor antedating this Agreement, this Agreement and the Loan Documents and all documents and instruments referred to herein and all expenses paid or incurred by Creditor in connection with the filing or recordation of all financing statements and instruments as may be required by Creditor at the time of, or subsequent to, the execution of this Agreement, including, without limitation, all documentary stamps, recordation and transfer taxes and other costs and taxes incident to recordation of any document or instrument in connection herewith. Debtor shall pay Creditor $25.00 for each response to Debtor’s request for an accounting or confirmation of a list of Collateral or statement of account exceeding one request per 6-month period. Debtor agrees to save harmless and indemnify Creditor from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes, recording costs or any other expenses incurred by Creditor in connection with this Agreement. The provisions of this Subsection shall survive the termination of this Agreement and Creditor’s security interest hereunder and the payment of all other Obligations.

8.3.  Applications of Payments and Collateral. Except as may be otherwise specifically provided in this Agreement, all Collateral and proceeds of Collateral coming into Creditor’s possession and all payments made by any Obligor may be applied by Creditor to any of the Obligations, whether matured or unmatured, as Creditor shall determine in its sole but reasonable discretion. Creditor may defer the application of non-cash proceeds of Collateral, including, but not limited to, non-cash proceeds collected under Subsection 2.3 hereof, to the Obligations until cash proceeds are actually received by Creditor.

8.4.  Waivers by Debtor. Debtor hereby waives, to the extent the same may be waived under applicable law: (a) notice of acceptance of this Agreement; (b) all claims, causes of action and rights of Debtor against Creditor on account of actions taken or not taken by Creditor in the exercise of Creditor’s rights or remedies hereunder, under the Loan Documents or under applicable law; (c) all claims of Debtor for failure of Creditor to comply with any requirement of applicable law relating to enforcement of Creditor’s rights or remedies hereunder, under the Loan Documents or under applicable law; (d) all rights of redemption of Debtor with respect to the Collateral; (e) in the event Creditor seeks to repossess any or all of the Collateral by judicial proceedings, any bond(s) or demand(s) for possession which otherwise may be necessary or required; (f) presentment, demand for payment, protest and notice of non-payment and all exemptions; (g) any and all other notices or demands which by applicable law must be given to or made upon Debtor by Creditor; (h) settlement, compromise or release of the obligations of any person primarily or secondarily liable upon any of the Obligations; (i) all rights of Debtor to demand that Creditor release account debtors from further obligation to Creditor; and (ii) substitution, impairment, exchange or release of any Collateral for any of the Obligations. Debtor agrees that Creditor may exercise any or all of its rights and/or remedies hereunder, under the Loan Documents and under applicable law without resorting to and without regard to any Collateral or sources of liability with respect to any of the Obligations. Upon termination of this Agreement and Creditor’s security interest hereunder and payment of all Obligations, within 60 days following Debtor’s request to Creditor, Creditor shall release control of any security interest in the Collateral perfected by control and Creditor shall send Debtor a statement terminating any financing statement filed against the Collateral.

8.5.  Waivers by Creditor. Neither any failure nor any delay on the part of Creditor in exercising any right, power or remedy hereunder, under any of the Loan Documents or under applicable law shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.6.  Creditor’s Setoff. Creditor shall have the right, in addition to all other rights and remedies available to it, following an Event of Default, to set off against any Obligations due Creditor, any debt owing to Debtor by Creditor, including, without limitation, any funds in any checking or other account now or hereafter maintained by Debtor at Creditor. Debtor hereby confirms Creditor’s right to banker’s lien and setoff, and nothing in this Agreement or any of the Loan Documents shall be deemed a waiver or prohibition of Creditor’s right of banker’s lien and setoff.

8.7.  Modifications. No modifications or waiver of any provision of this Agreement or any of the Loan Documents, and no consent by Creditor to any departure by Debtor therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon Debtor in any case shall entitle Debtor to any other or further notice or demand in the same, similar or other circumstances.

8.8.  Notices. Any notice, request or other communication in connection with this Agreement, shall be in writing and, if sent by registered or certified mail, shall be deemed to have been given when received by the party to whom directed, or, if sent by mail but not registered or certified, when deposited in the mail, postage prepaid, provided that any such notice or communication shall be addressed to a party hereto as provided below (or at such other address as such party shall specify in writing to the other parties hereto):

8.8.1.  If to Debtor:

CHATSWORTH DATA CORPORATION
20710 Lassen Street
Chatsworth, CA 91211
Attn: J. Stewart Asbury, III, President
Facsimile No.: (818) 341-3002

8.8.2.  If to Creditor:

BANK OF OKLAHOMA, N.A.
P.O. Box 2300
Tulsa, Oklahoma 74192
Attn: Matt C. Crew, Assistant Vice President
Facsimile No.: (918) 295-0400

Notwithstanding anything to the contrary, all notices and demands for payment from Creditor actually received in writing by Debtor shall be considered to be effective upon receipt thereof by Debtor regardless of the procedure or method utilized to accomplish such delivery thereof to Debtor.

8.9.  Applicable Law and Consent to Jurisdiction. The performance and construction of this Agreement and the Loan Documents shall be governed by the internal laws of the State of Oklahoma. Debtor agrees that any suit, action or proceeding instituted against Debtor with respect to any of the Obligations, the Collateral, this Agreement or any of the Loan Documents may be brought in any court of competent jurisdiction located in the State of Oklahoma. By its execution hereof, Debtor hereby irrevocably waives any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts or from the execution of judgments resulting therefrom. Debtor hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

8.10.  Survival: Successors and Assigns. All covenants, agreements, representations and warranties made herein and in the Loan Documents shall survive the execution and delivery hereof and thereof, shall survive Closing and shall continue in full force and effect until all Obligations have been paid in full, there exists no commitment by Creditor which could give rise to any Obligations and all appropriate termination statements have been filed terminating the security interest granted Creditor hereunder. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. In the event that Creditor assigns the Note, this Agreement and/or its security interest in the Collateral, Creditor shall give written notice to Debtor of any such assignment. All covenants, agreements, representations and warranties by or on behalf of Debtor which are contained in this Agreement and the Loan Documents shall inure to the benefit of Creditor, its successors and assigns. Debtor may not assign this Agreement or any of its rights hereunder without the prior written consent of Creditor.

8.11.  Severability. If any term, provision or condition, or any part thereof, of this Agreement or any of the Loan Documents shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement and the Loan Documents shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

8.12.  Merger and Integration. This Agreement and the attached Schedules (if any) contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby, and no other agreement, statement or promise made by any party hereto, or by any employee, officer, agent or attorney of any party hereto, which is not contained herein shall be valid or binding.

8.13.  Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.14.  Headings. The headings and sub-headings contained in the titling of this Agreement are intended to be used for convenience only and shall not be used or deemed to limit or diminish any of the provisions hereof.

8.15.  Recitals. The Recitals hereto are hereby incorporated into and made a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed under seal as of the date first above written.

DEBTOR

CHATSWORTH DATA CORPORATION, a California corporation

By	/s/ J. Stewart Asbury, III
J. Stewart Asbury, III, President

Schedule "5.11"

(Debt)

1. Bank of Oklahoma, N.A. loans.